SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 17, 2003

LYONDELL CHEMICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-10145	95-4160558
(Commission File Number)	(I.R.S. Employer Identification No.)

1221 McKinney Street, Suite 700, Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 652-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.

On November 17, 2003, Lyondell Chemical Company’s (“Lyondell”) 70.5% owned joint venture Equistar Chemicals, LP (“Equistar”) announced that, as part of a financing plan, it is commencing a private placement offering of $200 million of senior notes due in 2011. Equistar will use $173 million of the net proceeds to repay in full the term loans outstanding under Equistar’s credit facility and the remaining net proceeds to repay borrowings outstanding under Equistar’s revolving credit facility. The offering is expected to close later this month.

In addition to the senior notes offering, Equistar is in the process of implementing a new $450 million, four-year accounts receivable sales facility and a new $250 million, four-year inventory-based revolving credit facility. The new facilities will replace Equistar’s existing $100 million accounts receivable sales agreement and its existing $354 million revolving credit facility. Equistar anticipates closing the new facilities in December 2003, subject to completion of definitive documentation and other customary conditions.

The senior notes will be offered only to qualified institutional buyers and other eligible purchasers in a private placement offering. The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Equistar’s offering materials in connection with the proposed offering of senior notes include the following information:

Ratings Triggers

On November 13, 2003, Moody’s Investor Service (“Moody’s”) lowered Equistar’s senior unsecured debt rating from B1 to B2, citing, among other things, the extended industry trough and concerns regarding capacity utilization rates over the next several years and the strength of the next industry peak. Equistar’s rating will remain under review pending completion of the financings described below. Upon completion of the financings, Moody’s indicated that it would confirm Equistar’s rating and revise Equistar’s outlook to stable. Standard & Poor’s rating service currently rates Equistar’s senior unsecured debt as BB-. As a result of the recent downgrade by Moody’s, the counterparty to Equistar’s $98 million rail car lease is permitted to terminate the lease on February 11, 2004. If the counterparty terminates the lease and Equistar is unable to replace the lease, Equistar intends to pay $98 million to purchase the rail cars with borrowings from its revolving credit facility and/or available cash on hand. A further reduction of Equistar’s debt rating to B3 by Moody’s, or B+ by Standard & Poor’s, would permit the counterparty to terminate Equistar’s $100 million receivables sales agreement. While there can be no assurances, Equistar expects to replace both the existing receivables sales agreement as described below and substantially all of the amount of the rail car lease before the end of 2003.

New Revolving Credit and Accounts Receivable Sales Facilities

In addition to the proposed offering of senior notes, Equistar is in the process of implementing a new $450 million, four-year accounts receivable sales facility and a new $250 million, four-year inventory-based revolving credit facility. The new facilities will replace Equistar’s existing $100 million accounts receivable sales agreement and its existing $354 million revolving credit facility. Equistar has received a commitment letter from financial institutions to underwrite both the new accounts receivable sales facility and the inventory-based revolving credit facility. The facilities are expected to close in December 2003, subject to completion of definitive documentation and other customary closing conditions. As of September 30, 2003, the aggregate amount of funds available under these facilities would have been approximately $540 million (after taking account of the $75 million minimum unused availability requirement described below).

New Revolving Credit Facility

The new $250 million revolving credit facility is expected to have a four-year term and to permit the issuance of letters of credit thereunder. The amount available under the new revolving credit facility would be subject to a borrowing base limitation, initially expected to be equal to cash held in a specified account plus the lower of 70% of eligible inventory values and 85% of the orderly liquidation value of eligible inventory, less certain reserves, all to be defined in the credit agreement. In addition, the new revolving credit facility is expected to require that the unused available amounts under the new revolving credit facility and the new accounts receivable sales facility will exceed specified amounts. The principal such requirement is that aggregate unused availability under the two new facilities be at least $75 million through March 30, 2005 and $50 million after that date (or, after that date, $100 million if Equistar’s interest coverage ratio is less than 2:1). The new revolving credit facility is not expected otherwise to contain any covenants requiring Equistar to maintain financial ratios or to contain any ratings triggers. The new revolving credit facility is expected to contain covenants that, subject to certain exceptions, restrict lien incurrence, debt incurrence, sales of assets, investments, capital expenditures, certain payments and mergers, but that generally are no more restrictive than those contained in Equistar’s existing revolving credit facility.

Equistar’s obligations under the new revolving credit facility are expected to be secured by a lien on all inventory and certain other personal property, including a pledge of the equity ownership interest held by Equistar in the subsidiary established for the new accounts receivable sales facility described below. If the aggregate unused availability under the two new facilities (or that amount plus certain excess value of collateral and eligible receivables) falls below certain specified amounts, Equistar could be required to use all proceeds of the collateral pledged to the lenders to pay down borrowings on a daily basis. Equistar would be permitted, however, to reborrow under the agreement on a daily basis, subject to satisfying the conditions to borrowing contained in the credit agreement.

New Accounts Receivable Sales Facility

Under the new accounts receivable sales facility, Equistar will sell its accounts receivable to a bankruptcy-remote subsidiary formed for purposes of the new accounts receivable sales facility. That subsidiary will be entitled to sell undivided ownership interests in those accounts receivable to the counterparties and receive cash proceeds in an amount up to $450 million. The new accounts receivable sales facility is expected to be subject to substantially the same minimum unused availability requirements and covenant requirements as described above, but is not expected otherwise to contain any covenants requiring Equistar to maintain financial ratios or to contain any ratings triggers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYONDELL CHEMICAL COMPANY

By:	/s/ Kerry A. Galvin

Name:	Kerry A. Galvin
Title:	Senior Vice President, General Counsel & Secretary

Date: November 17, 2003